Exhibit 1.10

Dear Aurora Shareholders,

Curaleaf Holdings, Inc. (“Curaleaf”) has recently sent you a notice of variation, change and extension relating to its hostile offer to purchase all of the outstanding common shares of Aurora (the “Hostile Bid”), initially commenced in August 2026. Curaleaf has varied its Hostile Bid to offer implied consideration of US$5.00 per Aurora Share, consisting of US$1.00 in cash plus 0.4013 of a Curaleaf subordinate voting share, and has extended the expiry time of the Hostile Bid to 11:59 p.m. (Mountain Time) on December 4, 2026.

After careful review, and based on the unanimous recommendation of a special committee of independent directors (the “Special Committee”), and after receiving external advice from financial and legal advisors, the Aurora Board of Directors has again concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders and unanimously recommends that Aurora Shareholders REJECT the Hostile Bid and DO NOT TENDER their shares.

The increased consideration offered by Curaleaf continues to be financially inadequate and significantly undervalues Aurora. The revised Hostile Bid also fails to address other key concerns raised by the Board of Directors in its directors’ circular sent to you in September 2026.

In response to the Hostile Bid, the Special Committee is also actively exploring a range of alternatives that may offer greater value to Aurora Shareholders, including a possible transaction with one or more third parties or remaining independent and pursuing Aurora’s existing strategy as a stand-alone entity. The Board of Directors recommends that you NOT TAKE ANY ACTION at this time to ensure that you are able to consider all of the options available to you.

The principal reasons for rejecting the Hostile Bid outlined in the September directors’ circular continue to apply, including:

•	The revised Hostile Bid remains inadequate and significantly undervalues Aurora on several measures. The Board of Directors and Special Committee have received an updated fairness opinion from their financial advisor confirming that the revised consideration is inadequate, from a financial point of view, to Aurora shareholders.

•	Curaleaf continues to propose to use Aurora Shareholders’ own cash to acquire control of Aurora without paying fairly. A significant portion of the cash consideration would, in effect, be funded by the Aurora Shareholder’s own cash through Aurora’s balance sheet.

•	Aurora Shareholders bear the risk. The increase in consideration consists principally of Curaleaf shares at an inflated valuation; Aurora shareholders would remain fully exposed to any decline in the Curaleaf share price.

•	The Hostile Bid remains opportunistic. It seeks to acquire Aurora’s assets at a discount and does not reflect the longer-term earning power of Aurora's global business.

•	Curaleaf has not adequately supported its estimated synergies. Even if the synergies were realized, substantially all of the benefit would accrue to Curaleaf's existing shareholders and not Aurora shareholders.

•	Superior proposals or other alternatives may emerge from Aurora's ongoing strategic review process. Aurora shareholders are encouraged to wait for the results of that process. Tendering into the Hostile Bid could negatively affect the possibility of a superior alternative being available for Aurora shareholders to consider.

PROTECT THE VALUE OF YOUR INVESTMENT – TAKE NO ACTION

For these reasons, we urge you to REJECT the revised Hostile Bid and DO NOT TENDER your common shares. To reject the Hostile Bid, you do not need to do anything. If you have tendered your common shares and wish to withdraw, ask your broker or contact Kingsdale Advisors by phone at 1-800-749-9052 (toll-free in North America) or 416-623-4172 (text or call), or by email at contactus@kingsdaleadvisors.com, to assist you with this process. For more information, please go to www.ProtectAurora.com.

We thank you for your support.

Sincerely,

/s/ Michael Singer

Michael Singer

Lead Independent Director

On behalf of the Board and the Special Committee

This document is important and requires your immediate attention. Inquiries concerning the information in this document should be directed to Kingsdale Advisors, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

of the unsolicited offer by

CURALEAF HOLDINGS, INC.

to purchase all of the issued and outstanding common shares of

AURORA CANNABIS INC.

for consideration per Aurora Share of

US$1.00 in cash and 0.4013 of a Curaleaf Share,

subject to a maximum aggregate value of US$6.00 per Aurora Share

The Aurora Board, on the unanimous recommendation of the Special Committee,

has unanimously concluded that the Hostile Bid is not in the best interests of

Aurora or the Aurora Shareholders and recommends that you

REJECT the Hostile Bid by taking no action and DO NOT TENDER your Aurora Shares

NO ACTION IS REQUIRED to REJECT the Hostile Bid

If you have already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale Advisors, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com

October 14, 2026

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Hostile Bid is made for the securities of a Canadian issuer and while the Hostile Bid is subject to disclosure requirements of Canada, investors should be aware that these requirements are different from those of the United States. Financial information included herein has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies. The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the issuer is located in Canada, and that some or all of its officers and directors are residents of Canada. See “Notice to Non-Canadian and U.S. Shareholders” on page 3.

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QUESTIONS AND ANSWERS ABOUT THE HOSTILE BID

The following are brief answers to certain questions that an Aurora Shareholder may have regarding the revised Hostile Bid and the Aurora Board’s recommendation. These answers are qualified in their entirety by the more detailed information contained elsewhere in this Notice of Change, including the Schedules hereto, and in Aurora’s other public disclosure documents. All capitalized terms used in this section have the respective meanings ascribed to them in the Glossary attached as Schedule “A” to this Notice of Change.

Should I accept the revised Hostile Bid?

NO. The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the revised Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders.

Accordingly, the Aurora Board UNANIMOUSLY recommends that you REJECT the revised Hostile Bid by taking no action and DO NOT TENDER your Aurora Shares to the Hostile Bid. The Aurora Board UNANIMOUSLY recommends that any Aurora Shareholder who has tendered its Aurora Shares to the Hostile Bid WITHDRAW those Aurora Shares.

See “Recommendation of the Aurora Board to Aurora Shareholders” on page 3.

How do I reject the Hostile Bid?

To reject the revised Hostile Bid, simply do nothing. DO NOT TENDER your Aurora Shares to the Hostile Bid. If you are contacted by Curaleaf or any of its representatives, do not complete any documents they may provide (letter of transmittal, notice of guaranteed delivery, etc.).

See “How to Reject the Hostile Bid” on page 12.

Can I withdraw my Aurora Shares if I have already tendered?

YES. If you have already tendered your Aurora Shares to the Hostile Bid, you can withdraw them at any time before your Aurora Shares have been taken up and paid for by Curaleaf pursuant to the Hostile Bid.

If you have already tendered your Aurora Shares to the Hostile Bid, we recommend you withdraw your Aurora Shares from the Hostile Bid. We recommend you contact your broker or dealer, or Kingsdale, Aurora’s strategic shareholder advisor and information agent, for assistance with withdrawing your Aurora Shares from the Hostile Bid.

See “How to Withdraw Deposited Shares” on page 12.

Why does the Aurora Board believe the revised Hostile Bid should be rejected?

The Aurora Board and Special Committee have determined that the revised Hostile Bid remains inadequate, continues to significantly undervalue Aurora and is not in the best interests of Aurora or the Aurora Shareholders. The principal reasons for rejecting the Hostile Bid stated in the Original Directors’ Circular continue to apply, including:

•	The revised Hostile Bid remains inadequate and significantly undervalues Aurora on several measures. The Aurora Board and Special Committee have received an updated fairness opinion from their financial advisor confirming that the revised consideration is inadequate, from a financial point of view, to Aurora shareholders.

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•	Curaleaf continues to propose to use Aurora Shareholders’ own cash to acquire control of Aurora without paying fairly. A significant portion of the cash consideration would, in effect, be funded by Aurora Shareholder’s own cash through Aurora’s balance sheet.

•	Aurora Shareholders bear the risk. The increase in consideration consists principally of Curaleaf Shares at an inflated valuation; Aurora shareholders would remain fully exposed to any decline in the Curaleaf share price.

•	The Hostile Bid remains opportunistic. It seeks to acquire Aurora’s assets at a discount and does not reflect the longer-term earning power of Aurora's global business.

•	Curaleaf has not adequately supported its estimated synergies. Even if the synergies were realized, substantially all of the benefit would accrue to Curaleaf's existing shareholders and not Aurora shareholders.

•	Superior proposals or other alternatives may emerge from Aurora's ongoing strategic review process. Aurora shareholders are encouraged to wait for the results of that process. Tendering into the Hostile Bid could negatively affect the possibility of a superior alternative being available for Aurora shareholders to consider.

See “Reasons for Rejection of the Hostile Bid” on page 4.

What is the Aurora Board doing in response to the Hostile Bid?

The Special Committee, with the assistance of its financial and legal advisors, is actively exploring a range of alternatives to the revised Hostile Bid that may offer Aurora Shareholders greater value than the revised Hostile Bid. These alternatives include, among other things, a possible transaction with one or more third parties or remaining independent and pursuing Aurora’s existing strategy as a stand-alone entity.

The Special Committee, through Fort Capital, solicited a number of parties to ascertain their interest in Aurora. Aurora has entered into confidentiality and standstill agreements with a number of parties who have been examining confidential financial, operating and other relevant information relating to Aurora. As this process is ongoing, it is not possible at this time to predict with certainty what alternatives (if any) may emerge. Aurora Shareholders should not tender their Aurora Shares until the process is completed.

Tendering Aurora Shares to the revised Hostile Bid before the Special Committee and its advisors have had the opportunity to fully explore alternatives to the revised Hostile Bid could interfere with the ability of the Special Committee and the Aurora Board to effect a superior alternative transaction.

See “Update on Strategic Alternatives Process” on page 11.

What happens if I do not tender my Aurora Shares? What is the risk of waiting?

You are not required to tender your Aurora Shares. If the revised Hostile Bid succeeds and Curaleaf acquires a sufficient number of Aurora Shares, applicable corporate and securities laws provide protections for minority shareholders. Depending on the circumstances, Aurora Shareholders who do not tender may have additional rights and options. The Aurora Board believes Aurora Shareholders should REJECT the revised Hostile Bid by taking no action and should preserve their flexibility while strategic alternatives continue to be evaluated.

The offer is inadequate, Aurora Shareholders lose nothing by waiting, and there is no reason to tender today.

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Do I have to decide now?

NO. You do not have to take any action at this time. The revised Hostile Bid is scheduled to expire at 11:59 p.m. (Mountain Time) on December 4, 2026 (i.e., the Expiry Time) and is subject to a number of conditions that have not yet been satisfied. Aurora Shareholders are not required to make an immediate decision. By not tendering, Aurora Shareholders preserve all of their options while the Aurora Board continues to evaluate alternatives and communicate additional information. The Aurora Board recommends that you REJECT the revised Hostile Bid and NOT TENDER your Aurora Shares.

Who do I ask if I have more questions?

The Aurora Board recommends that you read the information contained in this Notice of Change. Please contact Kingsdale, Aurora’s strategic shareholder advisor and information agent, with any questions or requests for assistance that you might have:

Toll Free Number (North America): 1-800-749-9052

Call or Text: 416-623-4172

Email: contactus@kingsdaleadvisors.com

TABLE OF CONTENTS

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR	1
FORWARD-LOOKING STATEMENTS	1
NOTICE TO NON-CANADIAN AND U.S. SHAREHOLDERS	3
RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE AURORA BOARD	3
RECOMMENDATION OF THE AURORA BOARD TO AURORA SHAREHOLDERS	4
REASONS FOR REJECTION OF THE HOSTILE BID	4
CONCLUSION AND RECOMMENDATION	8
BACKGROUND AND RECENT DEVELOPMENTS	8
UPDATE ON STRATEGIC ALTERNATIVES PROCESS	11
HOW TO REJECT THE HOSTILE BID	12
HOW TO WITHDRAW DEPOSITED SHARES	12
OPINION OF FORT CAPITAL	13
NO MATERIAL CHANGES	15
OTHER MATERIAL INFORMATION	15
STATUTORY RIGHTS	15
APPROVAL OF NOTICE OF CHANGE	15
CONSENT OF FORT CAPITAL	16
CERTIFICATE	17
SCHEDULE “A” GLOSSARY	18
SCHEDULE “B” OPINION OF FORT CAPITAL	21

1

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

This notice of change (the “Notice of Change”) relates to the directors’ circular dated September 1, 2026 (the “Original Directors’ Circular”) issued by the Board of Directors of Aurora Cannabis Inc. (“Aurora” or the “Company”) in response to the hostile offer by Curaleaf Holdings, Inc. (“Curaleaf”) to purchase all of the issued and outstanding common shares of Aurora (the “Aurora Shares”), upon the terms and subject to the conditions set forth in the offer to purchase (the “Initial Hostile Bid”) and related take-over bid circular of Curaleaf dated August 18, 2026 (the “Curaleaf Circular”). The Initial Hostile Bid was varied by Curaleaf pursuant to a notice of variation, change and extension dated October 6, 2026 (the “Curaleaf Notice of Variation”) amending the Curaleaf Circular. Under the revised Curaleaf hostile bid (the “Hostile Bid”), Curaleaf is offering, for each Aurora Share, US$1.00 in cash and 0.4013 of a subordinate voting share of Curaleaf (the “Curaleaf Shares”).

Certain capitalized terms used in this Notice of Change have the respective meanings set out in the Glossary attached as Schedule “A” hereto, unless such term is defined elsewhere in this Notice of Change. Unless otherwise indicated, information in this Notice of Change is given as at October 14, 2026. Except as otherwise indicated in this Notice of Change all references to dollar amounts (“$”) are to the currency of Canada and all references to “US$” are to the currency of the United States.

All information provided in this Notice of Change relating to Curaleaf is derived from information contained in the Curaleaf Circular and other publicly available information, including information contained in public filings made by Curaleaf with securities regulatory authorities. The Aurora Board and Aurora do not assume any responsibility for the accuracy or completeness of such information.

FORWARD-LOOKING STATEMENTS

Certain statements in this Notice of Change, including the discussion of the reasons for the Aurora Board’s recommendation that Aurora Shareholders reject the revised Hostile Bid, contain forward-looking information and/or forward-looking statements within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The words “may”, “will”, “would”, “should”, “could”, “expects”, “forecasted”, “exposed”, “unlocks”, “plans”, “intends”, “trends”, “indicates”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

Examples of such forward-looking statements in this Notice of Change include, but are not limited to, statements regarding Aurora’s prospects for growth and the ability to realize expected value; future opportunities to receive full and fair value and future upside of the Aurora Shares; the anticipated timing, completion, results and effects of the revised Hostile Bid; the pro forma ownership of Curaleaf by Aurora Shareholders; the valuation, future trading price and trading liquidity of the Curaleaf Shares; Curaleaf’s estimated synergies and pro forma financial statements; the U.S. regulatory environment; the satisfaction or waiver of the conditions to the Hostile Bid and the regulatory approvals that may be required to complete it; the near and long-term consequences of the Hostile Bid; and the potential for superior proposals or other alternatives to emerge from Aurora's strategic alternatives process. There can be no assurance that an alternative transaction will result from the ongoing strategic review process of the Special Committee.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

2

Forward-looking statements contained in this Notice of Change are based on a number of estimates and assumptions including, but not limited to assumptions as to: the accuracy and completeness of the information regarding Curaleaf derived from the Curaleaf Circular, the Curaleaf Notice of Variation and Curaleaf’s other public filings; development costs remaining consistent with budgets; the ability to manage anticipated and unanticipated costs; access to favorable equity and debt capital markets; the ability to raise any additional capital that may be required to advance the business of Aurora; favorable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labour stability; stability in financial and capital goods markets; favorable production levels and costs from Aurora’s operations; the pricing of various cannabis products; the level of demand for cannabis products; the availability of third-party service providers and other inputs for Aurora’s operations; and Aurora’s ability to conduct operations in a safe, efficient, and effective manner. Estimates and assumptions made by Aurora are made as of the date of this Notice of Change or as of the date specifically stated in light of its experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors that the management of Aurora believes are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct.

In addition to being subject to a number of estimates and assumptions, forward-looking statements in this Notice of Change involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to: the Hostile Bid, including the results of Aurora Shareholders’ decisions to tender; the failure of parties to satisfy conditions and the waiver of those conditions, as applicable; the ability of Aurora to engage in alternative transactions with parties other than Curaleaf and realize expected value, market opportunities, accretion or synergies in connection with those transactions; fluctuations in the trading price of the Curaleaf Shares; fluctuations and changes in Curaleaf’s or Aurora’s operations, financial results and public disclosure; dependence on key products; fluctuations in market perception and share price of Aurora; reliance on Aurora’s key personnel and employees; competition; litigation costs and the outcome of litigation; general operating challenges; costs of inputs; Aurora’s ability to market products successfully; the application of environmental laws; the impact of increasing competition; unfavourable Canadian, U.S. and international economic conditions; the impact of currency fluctuations; inability to manage expected growth; potential decline of product demand; foreign operations generally, differences between various jurisdictions; income taxes; insufficient insurance coverage; natural events; heavily regulated industry; legal and regulatory requirements and changes; modifications in local licensing regimes; exposure to local laws and regulations; and such other risks and uncertainties identified in the filings by Aurora with the applicable securities regulatory authorities in Canada, which are available under Aurora’s issuer profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

The Aurora Board believes that the expectations reflected in the forward-looking statements contained in this Notice of Change are reasonable as at the date hereof, but no assurance can be given that these expectations will prove to be correct, as actual results and future events could materially differ from those anticipated in such statements. In addition, although Aurora and the Aurora Board have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Notice of Change. Except as required by law, neither the Aurora Board nor Aurora undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements contained in this Notice of Change are expressly qualified by this cautionary statement.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

3

NOTICE TO NON-CANADIAN AND U.S. SHAREHOLDERS

The Hostile Bid to which this Notice of Change relates is made for the securities of a Canadian issuer. This Notice of Change has been prepared by Aurora in accordance with disclosure requirements under applicable Canadian law. Aurora Shareholders in the United States and otherwise outside of Canada should be aware that these requirements may be different from those of the United States and other jurisdictions. Aurora prepares its financial statements in accordance with IFRS. These financial statements may not be comparable to financial statements of United States companies prepared in accordance with United States generally accepted accounting principles and other non-Canadian companies.

It may be difficult for Aurora Shareholders in the United States and otherwise outside of Canada to enforce their rights and any claim they may have arising under United States federal securities laws or the securities laws of other non-Canadian jurisdictions since Aurora is a corporation existing under the laws of British Columbia, certain of the officers and directors of Aurora reside in Canada, some of the experts named herein reside in Canada and a portion of the assets of Aurora and the other above-mentioned Persons are located in Canada. Aurora Shareholders in the United States and otherwise outside of Canada may not be able to sue Aurora or its officers or directors in a foreign court for violation of United States federal securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel such parties to subject themselves to the jurisdiction of a foreign court or to enforce a judgment obtained from a court of the United States or other non-Canadian court’s judgment. The Hostile Bid and this Notice of Change have not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this Notice of Change.

RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE AURORA BOARD

After considering the terms of the Hostile Bid, and receiving advice from financial and legal advisors and the Updated Fort Capital Opinion, and for the reasons described under “Reasons for Rejection of the Hostile Bid”, among others, the Special Committee concluded that the Hostile Bid remains financially inadequate and continues to significantly undervalue Aurora. In addition, the Hostile Bid and the Curaleaf Notice of Variation fail to address other key concerns raised by the Special Committee and the Aurora Board in the Original Directors’ Circular. As a result, the Special Committee unanimously determined that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders. The Special Committee also unanimously recommended that the Aurora Board recommend to Aurora Shareholders that they REJECT the Hostile Bid and NOT TENDER their shares to the Hostile Bid.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

4

RECOMMENDATION OF THE AURORA BOARD TO AURORA SHAREHOLDERS

The Aurora Board unanimously recommends that Aurora Shareholders REJECT the Hostile Bid and NOT TENDER their shares to the Hostile Bid.

In making such determination and recommendation, the Aurora Board has carefully considered and relied upon the recommendation of the Special Committee, the Updated Fort Capital Opinion, advice from Aurora’s financial and legal advisors, and the other factors considered by the Aurora Board and the Special Committee, including those referred to below under “Reasons for Rejection of the Hostile Bid”.

Aurora Shareholders are urged to read the Original Directors’ Circular and this Notice of Change in their entirety and should consider the terms of the Hostile Bid carefully and come to their own decision as to whether to accept or reject the Hostile Bid. Aurora Shareholders who are in doubt as to how to respond to the Hostile Bid should consult their own investment advisor, lawyer or other professional advisors. Aurora Shareholders are advised that acceptance of the Hostile Bid may have tax consequences and they should consult their own professional tax advisors. Enquiries concerning the information in the Original Directors’ Circular or this Notice of Change should be directed to Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com.

REASONS FOR REJECTION OF THE HOSTILE BID

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously determined that the revised Hostile Bid remains inadequate, continues to significantly undervalue Aurora and is not in the best interests of Aurora or the Aurora Shareholders. The principal reasons for rejecting the Hostile Bid stated in the Original Directors’ Circular continue to apply. In addition, the Special Committee and the Aurora Board have identified further deficiencies and misleading statements in the disclosure provided by Curaleaf in the Curaleaf Notice of Variation. Aurora Shareholders are urged to consider the following factors, together with the Updated Fort Capital Opinion, and to REJECT the Hostile Bid by taking no action – DO NOT TENDER your Aurora Shares.

The Revised Hostile Bid Remains Inadequate and Continues to Significantly Undervalue Aurora

The revised Hostile Bid continues to represent a significant discount to the value implied by the public trading multiples of Aurora's Canadian licensed producer peer group, inclusive of a change of control premium.

Independent equity research continues to support the Special Committee’s and the Aurora Board's view. In a report published on October 5, 2026, the day Curaleaf announced the revised Hostile Bid, TD Cowen research analyst Derek Lessard stated that "we still do not believe the revised offer delivers an appropriate takeover premium or fully reflects Aurora's value." Mr. Lessard reiterated his disagreement with Curaleaf's ex-cash premium calculation and described the expected FY2027 decline as "a transitory, industry-wide headwind" that the offer "does not fully capture" in terms of Aurora's "longer-term earnings power."

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

5

Curaleaf Continues to Propose to Use Aurora Shareholders' Own Cash to Fund the Hostile Bid

The cash component of the revised Hostile Bid is US$1.00 per Aurora Share, or approximately US$67 million in aggregate. Aurora’s cash, cash equivalents, restricted cash and short-term investments were US$108 million as at June 30, 2026. The entire cash component of the revised Hostile Bid can therefore be funded from Aurora’s own balance sheet. Following completion of the Hostile Bid, Aurora’s cash would belong to Curaleaf, meaning Aurora Shareholders would effectively be funding the cash component of the Hostile Bid themselves, with Curaleaf keeping the remainder.

That cash would be applied against a Curaleaf balance sheet that, as at June 30, 2026, carried approximately US$1.1 billion of debt, leases and financing obligations, including US$500 million of 11.5% senior secured notes, and a US$468 million uncertain tax liability that Curaleaf's own disclosure describes as resting on an "aggressive" tax position and that is the subject of an ongoing IRS audit. Nothing in the Curaleaf Notice of Variation changes Curaleaf's leverage, its cost of debt or its tax exposure.

The Increase in Consideration Consists Principally of Curaleaf Shares at an Inflated Valuation

Of the approximately US$1.00 per Aurora Share increase in headline value for the revised Hostile Bid, US$0.25 is cash and approximately US$0.75 is attributable to the increase in the exchange ratio from 0.3463 to 0.4013 Curaleaf Shares. As a result, approximately 80% of the consideration under the revised Hostile Bid continues to consist of Curaleaf Shares. Therefore, the concerns expressed in the Original Directors' Circular regarding Curaleaf Shares as a form of consideration continue to apply in full. The current price of Curaleaf Shares is inflated. Curaleaf Shares continue to trade at a substantial premium to Curaleaf's U.S. multi-state operator peer group on revenue and adjusted EBITDA multiples, and that premium continues to sit well above its three-year average. Aurora Shareholders would accordingly receive the bulk of the increase in consideration in a form of consideration that the Special Committee and the Aurora Board continue to believe is overvalued, and would remain fully exposed to any decline in the Curaleaf share price, with no floor or collar.

Inadequate Synergy Disclosure

Curaleaf continues to point to "at least US$40 million of expected annual cost synergies" as a central element of the value it asserts a combination would create. As noted in the Original Directors' Circular, Curaleaf had provided no support for that figure. In any event, at the increased exchange ratio Aurora Shareholders would hold only approximately 9% of the pro forma economic interest in Curaleaf, so substantially all potential synergies would accrue to Curaleaf's existing shareholders.

Note 9 to Curaleaf's pro forma financial statements disclosed, for the first time, how the figure was derived: Curaleaf applied its own historical SG&A ratio of 36.6% to Aurora's net revenue, assumed no revenue loss or cost of goods sold savings, and identified no costs to achieve these synergies, or any negative synergies. The figure reflects no analysis of Aurora's cost base, organization, facilities, systems or contracts. The Special Committee and the Aurora Board believe that this approach is inappropriate and the resulting estimate unreliable. It is therefore not surprising that Curaleaf only disclosed this information in response to Aurora’s application to the Alberta Securities Commission. Yet that disclosure remains inadequate.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

6

This synergy estimate is highly material to Aurora Shareholders seeking to make an informed decision about the Hostile Bid. Curaleaf's lack of access to Aurora's confidential information is a risk it assumed when it chose to launch its Hostile Bid. This reality does not relieve it of its disclosure obligations in respect of a figure it has made central to the Hostile Bid. Without disclosure of the specific actions, costs to achieve, negative synergies and timing underlying the US$40 million estimate, Aurora Shareholders cannot make an informed decision regarding that estimate or the value of the revised Hostile Bid.

Curaleaf's Purchase Price Accounting Attributes Minimal Value to Aurora's Business Beyond Its Balance Sheet

The Curaleaf Notice of Variation includes, for the first time, pro forma financial statements and a preliminary purchase price allocation. The Special Committee and the Aurora Board welcome this disclosure. Its contents, however, confirm that the revised Hostile Bid attributes almost no value to Aurora's business beyond its existing balance sheet. Under applicable accounting standards, the excess of the purchase price over the fair value of the identifiable net assets acquired is recorded as goodwill: the measure of what an acquirer pays for a business beyond the sum of its parts. Where identifiable net assets instead exceed the purchase price, the acquirer records a "bargain purchase gain" on closing. In its late-disclosed pro forma financial statements, Curaleaf has identified a bargain purchase gain under certain consideration scenarios. Such gains are rare for going-concern businesses and are presumed to indicate that the price does not reflect the fair value of what has been acquired.

Curaleaf's preliminary allocation discloses purchase consideration of US$328.7 million (US$4.92 per Aurora Share) against identifiable net assets of US$313.2 million (US$4.68 per Aurora Share), leaving goodwill of US$15.6 million, or only 4.7% of the purchase price. Even that limited goodwill is reached only after a series of arbitrary assumptions that each reduce the value attributed to Aurora's identifiable assets: Curaleaf writes Aurora's property, plant and equipment down to 90% of carrying amount, carries Aurora's EU-GMP and Health Canada licences at book value, and recognizes no value for Aurora's brands, customer relationships or tax attributes. On Curaleaf's own sensitivity analysis, goodwill is eliminated entirely at a Curaleaf share price of approximately US$9.18, only 2% below the October 9, 2026 closing price, and Curaleaf's minimum-tender scenario in Note 7 already produces a bargain purchase gain. On Curaleaf's own accounting, in other words, a modest decline in its share price would turn the acquisition of Aurora into a gain recorded on the day of closing, demonstrating that the purchase price does not reflect the fair value of the net assets that Curaleaf would be acquiring.

The Hostile Bid Remains Opportunistic

The Hostile Bid continues to be based on an exchange ratio near its lowest point in the twelve months preceding the unaffected date, and Curaleaf's rationale continues to rest on a single weaker forecast year driven by the reduction in Canadian medical reimbursement rates, an industry-wide headwind, rather than on any lasting deterioration in Aurora's business or competitive position. Curaleaf's purchase price allocation relies on the same premise, justifying its write-down of Aurora's property, plant and equipment by reference to Aurora's pre-offer market capitalization. The Special Committee’s and the Aurora Board's view remains that Curaleaf has timed the Hostile Bid to a point at which Aurora's share price did not reflect the earnings power of a business that has shed its lower-margin operations to focus on higher-margin international medical markets, and the modest increase in the revised Hostile Bid does not change that assessment.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

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Inappropriate Conditionality of the Hostile Bid

As previously indicated in the Original Directors' Circular, the Hostile Bid is subject to a number of conditions that are not subject to materiality thresholds or other objective criteria, including a right for Curaleaf to withdraw the Hostile Bid upon any material change in the laws or regulations applicable to its own business, such as changes affecting Curaleaf's ability to export cannabis from the United States, which has nothing to do with Aurora. Despite the Aurora Board having identified these matters in the Original Directors' Circular, Curaleaf has not modified any of the conditions to the Hostile Bid. The Hostile Bid therefore continues to provide Curaleaf with broad latitude to decline to proceed and continues to represent only an option to purchase in favour of Curaleaf, while tendering Aurora Shareholders receive nothing in return for depositing early. The Curaleaf Notice of Variation also continues to identify only Canadian and German regulatory approvals and does not address the approvals of, or advance notice to, U.S. state cannabis regulators that may be required as a result of the change in Curaleaf's ownership on completion of the Hostile Bid, or their potential to delay or impede completion.

Inadequacy Opinion of Financial Advisor

At meetings of the Special Committee and the Aurora Board on October 14, 2026, Fort Capital delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in the written opinion, the consideration offered to Aurora Shareholders under the revised Hostile Bid is inadequate, from a financial point of view, to Aurora Shareholders. In rendering its opinion, Fort Capital considered customary financial and valuation methodologies and other relevant information, including the pro forma financial statements and purchase price allocation provided by Curaleaf in the Curaleaf Notice of Variation. The full text of the Fort Capital opinion is attached as Schedule “B” to this Notice of Change.

Curaleaf's Claims of Shareholder Support

Curaleaf states in the Curaleaf Notice of Variation that it has "met with a significant percentage of Aurora's shareholder base, all of whom are supportive of the strategic rationale for the deal" and that the revised Hostile Bid "reflects careful consideration and shareholder input". Curaleaf does not identify any such shareholder, quantify the percentage of the Aurora Shares held by them, or state that any of them has indicated an intention to tender to the revised Hostile Bid, and support for "the strategic rationale" of a combination is not support for the price at which Curaleaf proposes to effect it. Aurora Shareholders should give no weight to unattributed and unquantified statements of this kind.

Curaleaf’s Claims of Superior Trading Liquidity

Curaleaf has cited superior trading liquidity enhancing Aurora’s access to capital in the case of a combination. This is incorrect. Over the twelve month period preceding Curaleaf’s initial bid, average daily value traded for Aurora was C$11.8M against Curaleaf’s average of C$8.8M. On a float-turnover basis, Aurora shareholders have significantly higher liquidity (~56% of float traded in July 2026) than Curaleaf shareholders (3.2%).

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

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Strategic Alternatives May Emerge

The Special Committee is actively exploring a range of alternatives that may offer greater value to Aurora Shareholders, including a possible transaction with one or more third parties, or remaining independent and pursuing Aurora’s existing strategy as a stand-alone entity. Shareholders are advised to not take any action before the Special Committee and its advisors have fully explored alternatives to maximize value for Aurora Shareholders. For more details regarding the ongoing strategic alternatives process, see “Update on Strategic Alternatives Process” on page 11.

For a more detailed description of these reasons, please refer to the Original Directors’ Circular which is available on Aurora’s website at www.auroramj.com or under Aurora’s issuer profile on SEDAR+ at www.sedarplus.ca.

CONCLUSION AND RECOMMENDATION

For the principal reasons outlined above, the Aurora Board, on the unanimous recommendation of the Special Committee comprised of independent directors, and after receiving advice from its financial and legal advisors, unanimously concluded that the Hostile Bid is inadequate, continues to significantly undervalue Aurora and is not in the best interests of Aurora or the Aurora Shareholders.

The Aurora Board unanimously recommends that Aurora Shareholders REJECT the Hostile Bid by taking no action – DO NOT TENDER your Aurora Shares.

The Aurora Board UNANIMOUSLY recommends that any Aurora Shareholder who has tendered its Aurora Shares to the Hostile Bid WITHDRAW those Aurora Shares.

The foregoing summary of the information and factors considered by the Aurora Board and the Special Committee is not intended to be exhaustive of the information, factors and analysis considered by the Aurora Board and the Special Committee in reaching their conclusions and unanimously recommending that Aurora Shareholders reject the Hostile Bid and not tender their Aurora Shares to the Hostile Bid, but includes the material information, factors and analysis considered by the Aurora Board and the Special Committee in reaching their conclusions and recommendations. The Aurora Board and the Special Committee evaluated various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Aurora, and taking into account the advice of their legal and financial advisors and, in the case of the Aurora Board, the unanimous recommendation of the Special Committee. Given the numerous factors considered in connection with its evaluation of the Hostile Bid, the Aurora Board and the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching their conclusion and unanimous recommendation. In addition, individual members of the Aurora Board and the Special Committee may have given different weight to different factors.

BACKGROUND AND RECENT DEVELOPMENTS

The following is a summary of the events, communications, discussions and significant developments relating to the Hostile Bid that have occurred since September 1, 2026, the date of the Original Directors’ Circular, and supplements the disclosure contained under “Background to the Hostile Bid” and “Aurora’s Response to the Hostile Bid” in the Original Directors’ Circular. Additional details regarding the background to and reasons for the Aurora Board’s and the Special Committee’s unanimous recommendations are set forth under “Recommendation of the Special Committee to the Aurora Board”, “Recommendation of the Aurora Board to Aurora Shareholders” and “Reasons for Rejection of the Hostile Bid” above.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

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Since the commencement of the Hostile Bid, the Special Committee has met on multiple occasions with its legal advisor, Torys LLP, as well as Stikeman Elliott LLP, Fort Capital and members of senior management. At these meetings, the Special Committee has reviewed, with assistance from legal advisors and Fort Capital, the material terms and conditions of the Hostile Bid, the contents of the Curaleaf Circular and the Curaleaf Notice of Variation and received advice from its legal advisors as to Aurora’s directors’ fiduciary duties and legal obligations in the circumstances. In connection with its evaluation of the Hostile Bid and potential responses, the Special Committee has received multiple presentations from Fort Capital on a number of topics, including the strength of, and risks to, Aurora’s long-term strategy, the marketplace reaction to the Hostile Bid and the value of the Aurora Shares. Each Special Committee meeting included an in-camera portion, during which the Special Committee met separately with Torys LLP and without the presence of management or Aurora’s legal and financial advisors. The members of the Special Committee have also had numerous informal discussions and updates with the legal advisors, Fort Capital and members of senior management.

Immediately following filing of the Original Directors’ Circular, on September 2, 2026, Torys LLP sent a letter to the Alberta Securities Commission (the “ASC”), which letter was shared with Curaleaf, highlighting several significant deficiencies in Curaleaf’s Hostile Bid that were contrary to the Canadian take-over bid rules and would deprive Aurora Shareholders of sufficient information and time needed to fully evaluate the Hostile Bid. Those deficiencies were described in the Original Directors’ Circular and included: the failure to provide pro forma financial statements that would allow Aurora Shareholders to understand the financial condition of the combined company if the Hostile Bid were successful; and the failure to hold the Hostile Bid open for the minimum deposit period required by securities laws, that would allow Aurora Shareholders the full amount of time required by law to consider the Hostile Bid.

During an in-camera portion of a Special Committee meeting held on September 8, 2026, at which Fort Capital, Aurora’s financial advisor, and Torys LLP, the Special Committee’s independent legal counsel, were also in attendance, the Special Committee discussed its process to consider strategic alternatives to the Hostile Bid that may offer Aurora Shareholders greater value than the Hostile Bid. At the meeting, Fort Capital provided its advice with respect to a potential process to solicit alternative proposals to acquire Aurora from third-parties. Torys LLP also provided advice to the Special Committee on its legal duties in the context of the Hostile Bid and its consideration of other strategic alternatives, including the solicitation of alternative acquisition proposals. The Special Committee endorsed the process recommended by Fort Capital and directed Fort Capital to commence its reach out to third-parties potentially interested in participating in the process.

On September 14, 2026, Curaleaf filed an application with the ASC seeking to halt further sales under the Company’s ATM program while the Hostile Bid remained outstanding, and issued a related press release. The Company responded to the application and issued a press release that noted the application appeared to be an attempt by Curaleaf to distract Aurora Shareholders from Curaleaf’s inadequate offer and that the ATM program was publicly announced in February 2026, over six months before Curaleaf launched the Hostile Bid. The ATM program was established to provide Aurora with flexibility to pursue strategic and accretive opportunities that support long-term shareholder value, including increased cultivation capacity and M&A. It is not in any way a response to the Hostile Bid and is not, as alleged, a defensive tactic.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

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Also on September 14, 2026, Torys LLP received a response to its September 2 letter from counsel to Curaleaf, stating that Curaleaf did not agree with the list of deficiencies identified in that letter. The letter was clear that Curaleaf did not at that time intend to amend its Hostile Bid to comply with those Canadian securities law requirements.

On September 16, 2026, Aurora issued a press release providing a business update to Aurora Shareholders, re-affirming its fiscal year 2027 Q2 guidance for sequential growth in quarterly net revenue and adjusted EBITDA, and noting Aurora’s plan to continue to invest over the next several quarters in its international business to support growth in key markets and position the Company to create greater shareholder value.

On September 22, 2026, the Special Committee met with management, Fort Capital, Stikeman Elliott LLP, counsel to Aurora, and Torys LLP. At the meeting, management and Fort Capital provided an update with respect to the process to solicit alternative acquisition proposals, noting that the parties that had entered into non-disclosure and standstill agreements with the Company had been granted access to certain confidential information concerning the Company.

On September 23, 2026, Aurora filed its application with the ASC for an order requiring Curaleaf to amend its Hostile Bid to comply with Canadian securities laws. Aurora took this step in order to protect Aurora Shareholders’ ability to make a fully-informed decision regarding the Hostile Bid by having the required disclosure provided to Aurora Shareholders, and giving them the amount of time prescribed under Canadian securities laws to consider the Hostile Bid.

At a Special Committee meeting held on September 29, 2026, at which Stikeman Elliott LLP and Torys LLP also attended, management and Fort Capital provided a further update on the process to solicit alternative acquisition proposals, noting that parties who had entered into non-disclosure and standstill agreements with the Company continued to perform due diligence.

On October 5, 2026, Curaleaf announced its intention to revise the Hostile Bid to offer revised implied consideration of US$5.00 per Aurora Share, consisting of 0.4013 subordinate voting shares of Curaleaf plus US$1.00 in cash per Aurora Share. Curaleaf’s press release also noted that it would be amending the Hostile Bid to address certain of the deficiencies raised in Aurora’s application to the ASC, namely by providing the required pro forma financial statements and extending the expiry time to 11:59 p.m. (Mountain Time) on December 4, 2026. Aurora responded by issuing a press release the same day, urging shareholders to take no action until a formal notice of variation and change had been filed by Curaleaf and until the Aurora Board and Special Committee fully considered the revised offer and made a formal recommendation to Aurora Shareholders.

On October 6, 2026, Curaleaf filed the Curaleaf Notice of Variation, formally making the changes to the Hostile Bid described in its press release the day before. On the same day, Aurora issued a press release reinforcing that Aurora Shareholders should not take any action until the Aurora Board and Special Committee fully considered the revised offer and made a formal recommendation to Aurora Shareholders.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

11

On October 6, 2026, the Special Committee met with management, Fort Capital, Stikeman Elliott LLP and Torys LLP. At the meeting, management and Fort Capital provided an additional update with respect to the process to solicit alternative acquisition proposals, providing an update on diligence conducted with each party that had entered into non-disclosure and standstill agreements with the Company and discussions with each, as well as the anticipated timing of receipt of expressions of interest. The Special Committee also discussed the process to review the Curaleaf Notice of Variation, including requesting that Fort Capital update its financial analysis. In addition, because the Curaleaf Notice of Variation had now sufficiently remedied the deficiencies in the Hostile Bid identified by Aurora, it was determined that the ASC application requesting an order to address those deficiencies had been successful in meeting its objectives and was no longer necessary and would be withdrawn.

At an October 14, 2026 meeting of the Special Committee, at which management, Torys LLP, Stikeman Elliott LLP and Fort Capital also attended, Fort Capital provided a detailed presentation regarding its financial analysis of the updated Hostile Bid. Following discussion and an in camera session during which only the Special Committee, Torys LLP and Fort Capital were in attendance, Fort Capital rendered an oral opinion to both the Special Committee and the Aurora Board, confirmed by delivery of a written opinion dated October 14, 2026, to the effect that, as of October 14, 2026 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the consideration offered to Aurora Shareholders pursuant to the updated Hostile Bid remains inadequate, from a financial point of view, to such holders. After a thorough and careful review and consideration of the best interests of Aurora and the impact on, and consideration of, the Aurora Shareholders and Aurora’s other stakeholders, the Special Committee concluded that the Hostile Bid is not in the best interests of Aurora for, among other reasons, the factors described under “Reasons for Rejection of the Hostile Bid”, including that it does not recognize the full and fair value of Aurora and its business and is thus an attempt by Curaleaf to acquire Aurora without offering adequate consideration to Aurora Shareholders. The Special Committee unanimously recommended to the Aurora Board that it should recommend to Aurora Shareholders that they reject the Hostile Bid and not tender their Aurora Shares to the Hostile Bid.

Based on the Special Committee’s unanimous recommendation and receipt of legal and financial advice, including the Updated Fort Capital Opinion, the Aurora Board unanimously recommended to the Aurora Shareholders that they reject the Hostile Bid and approved the contents and delivery of this Notice of Change.

UPDATE ON STRATEGIC ALTERNATIVES PROCESS

The Special Committee, with the assistance of its and the Company’s financial and legal advisors, is actively exploring a range of alternatives to the Hostile Bid that may offer Aurora Shareholders greater value than the Hostile Bid. These alternatives include, among other things, a possible transaction with one or more third-parties or remaining independent and pursuing Aurora’s existing strategy as a stand-alone entity.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

12

The Special Committee, through Fort Capital, solicited a number of parties to ascertain their interest in Aurora. Aurora has entered into confidentiality and standstill agreements with multiple parties to date, each of whom have been examining confidential financial, operating and other relevant information relating to Aurora. Aurora has had numerous discussions with these parties. As this process is ongoing, it is not possible at this time to predict with certainty what alternatives (if any) may emerge from this process. There can be no assurance that the process will result in a transaction. However, Aurora Shareholders should not tender their Aurora Shares until the process is completed.

The Aurora Board and the Special Committee believe that it is in the best interest of Aurora and the Aurora Shareholders for there to be sufficient time to permit strategic alternatives that may be available to Aurora to emerge, and for the Special Committee to review and evaluate such potential alternatives. After the Special Committee and the Aurora Board have had the opportunity to fully explore, pursue and evaluate alternatives, the Aurora Board intends to provide a further recommendation to Aurora Shareholders.

The Aurora Board and Special Committee have determined that the Hostile Bid as now constituted remains inadequate, continues to significantly undervalue Aurora, and is not in the best interests of Aurora or the Aurora Shareholders. While there can be no assurance that other alternatives will result from the strategic alternatives process described above, the Aurora Board and Special Committee believe that Aurora Shareholders should wait for the results of the Special Committee’s efforts to explore alternatives. Accordingly, Aurora Shareholders are advised not to tender their Aurora Shares to the Hostile Bid at this time. As the Hostile Bid is open for acceptance until December 4, 2026, there is no need for Aurora Shareholders to take any action with respect to the Hostile Bid at this time. Tendering into the Hostile Bid could negatively affect the possibility of a superior alternative being available for Aurora Shareholders to consider. If you have already tendered your Aurora Shares to the Hostile Bid, you can withdraw them. We recommend you contact your broker or dealer, or Kingsdale, Aurora’s strategic shareholder advisor and information agent, for assistance with withdrawing your Aurora Shares from the Hostile Bid.

HOW TO REJECT THE HOSTILE BID

If you have not tendered your Aurora Shares to the Hostile Bid, you do not need to take any action to reject the Hostile Bid. Simply do not tender your Aurora Shares and disregard the tender materials sent by Curaleaf.

If you have already tendered your Aurora Shares, you should consider withdrawing them in accordance with the procedures described under “How to Withdraw Deposited Shares” below. Contact your broker or Kingsdale, Aurora’s strategic shareholder advisor and information agent, if you require assistance.

HOW TO WITHDRAW DEPOSITED SHARES

Aurora Shareholders who already have tendered their Aurora Shares to the Hostile Bid can WITHDRAW them at any time before they have been taken up by Curaleaf pursuant to the Hostile Bid by calling their broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

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Aurora Shareholders who hold Aurora Shares through a brokerage firm or other nominee should contact their broker or nominee to withdraw their Aurora Shares on their behalf. If Aurora Shares have been deposited pursuant to the procedures for book-entry transfer, as set out on pages 43 to 45 of the Curaleaf Circular under the heading “Withdrawal of Deposited Common Shares”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Aurora Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

OPINION OF FORT CAPITAL

Fort Capital was retained to assess the Hostile Bid and to provide advice to the Special Committee and the Aurora Board in connection with the Hostile Bid. On September 1, 2026, Fort Capital delivered a written opinion addressed to the Special Committee and the Aurora Board concluding that the consideration being offered under the Initial Hostile Bid was inadequate, from a financial point of view, to Aurora Shareholders, as more fully described in the Original Directors’ Circular. At the meeting of the Special Committee on October 14, 2026, Fort Capital delivered its oral opinion, subsequently confirmed in writing on the same day (the “Updated Fort Capital Opinion”), that as of October 14, 2026, and based on the assumptions, limitations and qualifications set forth therein, the consideration offered under the revised Hostile Bid remains inadequate from a financial point of view to Aurora Shareholders.

The full text of the Updated Fort Capital Opinion is attached as Schedule “B” to this Notice of Change. You are urged to read the Updated Fort Capital Opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The Updated Fort Capital Opinion addresses only the adequacy of the consideration offered under the Hostile Bid from a financial point of view to Aurora Shareholders. The Updated Fort Capital Opinion was provided for the information and assistance of the Special Committee and the Aurora Board in connection with their consideration of the revised Hostile Bid. The description and the opinion do not constitute a recommendation to any Aurora Shareholder as to whether they should tender their Aurora Shares to the Hostile Bid. The Updated Fort Capital Opinion was only one of many factors considered by the Aurora Board and the Special Committee in their consideration and evaluation of the revised Hostile Bid.

ARRANGEMENTS BETWEEN AURORA AND ITS DIRECTORS AND OFFICERS

If the directors and officers of Aurora were to tender any Aurora Shares to the Hostile Bid, they would receive capped consideration of a maximum value of US$6.00 (based on a formula related to Aurora’s share price and payable in Curaleaf Shares) per Aurora Share on the same terms and conditions as other Aurora Shareholders. As of the date hereof, the directors and officers of Aurora owned, or exercised direction and control over, an aggregate of 408,620 Aurora Shares (excluding the Aurora Shares underlying the Options, PSUs, RSUs and DSUs). If the directors and officers of Aurora were to tender all of their Aurora Shares (excluding the Aurora Shares underlying the Options, PSUs, RSUs and DSUs) to the Hostile Bid, which they have indicated that they do not intend to do as of the date of this Notice of Change and such Aurora Shares were accepted for purchase and taken up and paid for by Curaleaf, the directors and officers of Aurora would receive a maximum aggregate consideration of US$2,451,720 (based on the maximum capped value of US$6.00 (based on a formula related to Aurora’s share price and payable in Curaleaf Shares) per Aurora Share).

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

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Employment Agreements

As described in the Original Circular, Aurora has employment agreements with each of Miguel Martin, Simona King, Alex Miller, Nathalie Clark and Lori Schick that include change of control and termination provisions. In addition, on September 9, 2026, Aurora appointed Faris El Refaie as Executive Vice President, Global Commercial and entered into an employment agreement with Mr. El Refaie.

Faris El Refaie, Executive Vice-President, Global Commercial

Mr. El Refaie’s employment agreement provides that, in the event of a termination without cause not within 12 months following a change of control, Mr. Refaie will be entitled to a payment of the greater of the sum of ESA termination payments or 12 months’ base salary, any bonus awarded but not yet paid for the previous fiscal year, a pro-rated bonus payment for time worked to the date of termination payable when and if any such bonus is declared, a payment equal to 12 months bonus’ entitlement at target, and any and all unvested equity awards granted to him shall vest immediately on a pro rata basis up to the effective date of termination. All remaining unvested equity awards shall be forfeited.

In the event of a termination without cause or a resignation for good reason within 12 months following a change of control, Mr. El Refaie will be entitled to a payment of the greater of the sum of ESA termination payments or 18 months’ base salary, any bonus awarded but not yet paid for the previous fiscal year, a pro-rated at-target bonus payment for time worked to the date of termination, a payment equal to 18 months bonus’ entitlement at target, and all unvested equity awards shall vest at 100% immediately.

In the event of termination with cause or a resignation without good reason, Mr. El Refaie will receive any base salary owing, any accrued but unpaid vacation, and all unvested equity awards shall be forfeited.

Change of Control

In the event that the conditions in the Hostile Bid are satisfied on December 4, 2026 and all of the Aurora officers’ employment was terminated by Curaleaf, the following table presents the estimated total change of control and termination benefits to the following officers of Aurora, including any amounts attributable to Company Incentive Awards, using the TSX closing price of $6.11 as at October 13, 2026.

Name	Change of Control ($)
Miguel Martin	$10,483,051.32
Simona King	$4,687,928.69
Alex Miller	$2,859,237.58
Nathalie Clark	$2,711,465.76
Lori Schick	$2,608,943.23
Faris El Refaie	$953,121.52

Notes:

(1)	Calculated based on USD converted to CAD using the average exchange rate $ 1.3692 for the period of September 1, 2026 – September 30, 2026.

(2)	Includes pro-rated bonus for the current year calculated at 68% for the period of April 1 to December 4, 2026, and long-term incentives calculated assuming all PSUs issued under the PSU Plan and cash-settled PSUs under the PRSU Cash Plan vest at 1x. Includes the net gain from only those Options which would be subject to accelerated vesting as of October 1, 2026.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

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In the event that the conditions in the Hostile Bid are satisfied and Curaleaf takes up and pays for the Aurora Shares, Curaleaf would be in a position to replace all members of the Aurora Board, in which case, all DSUs would become payable in accordance with the terms of the DSU Plan and the DSU Cash Plan, as applicable. The payment in respect of such outstanding DSUs granted under the DSU Plan and the DSU Cash Plan, in the aggregate, using the TSX closing price of $6.11 as at October 13, 2026, would be approximately $2,192,672.48.

NO MATERIAL CHANGES

Except as otherwise disclosed or referred to in this Notice of Change, the Original Directors’ Circular or as otherwise publicly disclosed, the directors and officers of Aurora are not aware of any information that indicates any material change in the affairs of Aurora since the date of the last published financial statements, being its unaudited interim condensed consolidated financial statements for the quarter ended June 30, 2026.

OTHER MATERIAL INFORMATION

Except as disclosed or referred to in this Notice of Change and the Original Directors’ Circular, the directors and officers of Aurora are not aware of any other information that would reasonably be expected to affect the decision of Aurora Shareholders to accept or reject the Hostile Bid.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Aurora with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF NOTICE OF CHANGE

The contents of this Notice of Change have been approved and the sending of this Notice of Change has been authorized by the Aurora Board.

REJECT THE HOSTILE BID

TAKE NO ACTION – DO NOT TENDER YOUR AURORA SHARES

If you already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

16

CONSENT OF FORT CAPITAL

October 14, 2026

To the Special Committee of the Board of Directors of Aurora Cannabis Inc. (“Aurora”)

And to the Board of Directors of Aurora

We refer to the notice of change to the directors’ circular (the “Notice of Change”) of Aurora dated October 14, 2026. We hereby consent to the references to our firm name and to our opinion dated October 14, 2026 contained in, and the inclusion of the text of such opinion as Schedule “B” to, the Notice of Change. Our opinion was given as at October 14, 2026 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the directors of Aurora shall be entitled to rely upon our opinion.

(Signed) “Fort Capital Partners”

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CERTIFICATE

October 14, 2026

The foregoing, together with the Original Directors’ Circular of Aurora dated September 1, 2026, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

“Michael Singer”

Lead Independent Director

“Norma Beauchamp”

Independent Director

SCHEDULE “A”
GLOSSARY

This Glossary forms part of this Notice of Change. Unless otherwise defined elsewhere in this Notice of Change, the following terms shall have the following meanings, and the grammatical variations thereof shall have the corresponding meanings:

“Aurora” or the “Company” means Aurora Cannabis Inc., a corporation incorporated under the BCBCA.

“Aurora Board” means the board of directors of Aurora being, as of the date of this Notice of Change, Michael Singer, Norma Beauchamp, Miguel Martin, Chitwant Kohli and Rajesh Uttamchandani.

“Aurora Shareholders” means the holders of the Aurora Shares.

“Aurora Shares” means the common shares, no par value, in the capital of Aurora.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations promulgated thereunder.

“cannabis” means, as the context requires, either (i) cannabis as defined in the Cannabis Act, or (ii) marihuana as defined in the CSA.

“Cannabis Act” means the Cannabis Act (Canada) and the regulations promulgated thereunder.

“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.

“Convertible Securities” means, collectively, the DSUs, RSUs, PSUs and Options and any securities of Aurora that are exercisable or exchangeable for or convertible into Aurora Shares, other than the SRP Rights.

“CSA” means the Controlled Substances Act (21 U.S.C. § 811).

“Curaleaf” means Curaleaf Holdings, Inc., a corporation incorporated under the BCBCA.

“Curaleaf Circular” means the offer to purchase and circular of Curaleaf dated August 18, 2026 and filed by Curaleaf with the applicable securities regulatory authorities in Canada and the United States on August 18, 2026.

“Curaleaf Notice of Variation” means the notice of variation, change and extension of Curaleaf dated October 6, 2026 with respect to the Initial Hostile Bid.

“Curaleaf Shares” means the subordinate voting shares in the capital of Curaleaf.

“Depositary” means Odyssey Trust Company, in its capacity as depositary for the Hostile Bid.

“DSU” means a deferred share unit granted under the DSU Plan or the DSU Cash Plan, as the case may be.

"DSU Cash Plan" means the non-employee directors deferred share unit cash plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DSU Plan” means the deferred share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DTC” means The Depository Trust Company or its nominee, which as of the date hereof is Cede & Co.

“EDGAR” means the Electronic Data Gathering Analysis and Retrieval system maintained by the SEC.

“Expiry Time” means 11:59 p.m. (Mountain Time) on December 4, 2026, unless the Hostile Bid is extended, accelerated or withdrawn by Curaleaf in accordance with its terms.

“Fort Capital” means Fort Capital Partners.

“fully diluted basis” means, with respect to the number of outstanding Aurora Shares, such number of outstanding Aurora Shares calculated on the assumption that all existing or future rights, warrants or options or other rights to purchase, convert into, exchange into, exercise for or otherwise acquire Aurora Shares are exercised in full.

“Hostile Bid” means the offer made by Curaleaf on August 18, 2026, pursuant to the Curaleaf Circular, as revised by the Curaleaf Notice of Variation, to acquire all of the outstanding Aurora Shares, together with the associated SRP Rights, including Aurora Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time upon the exercise, conversion or exchange of Convertible Securities, for the consideration set out therein.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Initial Hostile Bid” means the offer made by Curaleaf on August 18, 2026, pursuant to the Curaleaf Circular.

“Kingsdale” means Kingsdale Advisors, the strategic shareholder advisor and information agent retained by Aurora.

“Notice of Change” means this notice of change to directors’ circular, including, without limitation, the cover pages, Questions and Answers About the Hostile Bid and this Glossary.

“officer” has the meaning ascribed thereto in the Securities Act (British Columbia).

“Option” means an option granted under the Option Plan.

“Option Plan” means the share option plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original Directors’ Circular” means the directors’ circular dated September 1, 2026 issued by the Aurora Board in response to the Initial Hostile Bid.

“Person” includes an individual, a corporation, a partnership, trust, body corporate, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative.

"PRSU Cash Plan" means the performance share unit and restricted share unit long-term cash settled plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“PSU” means a performance share unit granted under the PSU Plan or the PRSU Cash Plan, as the case may be.

“PSU Plan” means the performance share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“RSU” means a restricted share unit granted under the RSU Plan or the PRSU Cash Plan, as the case may be.

“RSU Plan” means the restricted share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval + maintained by the Canadian Securities Administrators.

“Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated as of October 4, 2018, between Aurora and the SRP Rights Agent, as originally approved by the Aurora Shareholders on November 30, 2018 and most recently renewed at the annual general and special meeting of Aurora Shareholders held on August 9, 2024.

“Special Committee” means the special committee of Aurora composed of independent directors Michael Singer, Chitwant Kohli, Norma Beauchamp and Rajesh Uttamchandani.

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan, and “SRP Right” means any one of them.

“SRP Rights Agent” means Computershare Trust Company of Canada, in its capacity as rights agent under the Shareholder Rights Plan.

“take up” means, with respect to the Aurora Shares, to accept such Aurora Shares for payment by giving written notice of such acceptance to the Depositary and “take-up”, “taking up” and “taken up” have corresponding meanings.

“Updated Fort Capital Opinion” means the opinion provided by Fort Capital in connection with its evaluation of the revised Hostile Bid attached as Schedule “B” to this Notice of Change.

SCHEDULE “B”
OPINION OF FORT CAPITAL

(See Attached)

Fort Capital Partners
1010 – 510 Burrard Street
Vancouver, BC V6C 3A8

October 14, 2026

The Special Committee of the Board of Directors and the Board of Directors

Aurora Cannabis Inc.

2207-90b Street SW

Edmonton, Alberta

T6X 1V8

Canada

To the Members of the Special Committee and the Board of Directors of Aurora Cannabis Inc.:

Fort Advisory Partners (“Fort Capital”, “we” or “us”) understands that Curaleaf Holdings, Inc. (“Curaleaf” or the “Offeror”) has made an unsolicited take-over bid (the “Offer”) to acquire all of the issued and outstanding common shares (the “Common Shares”) of Aurora Cannabis Inc. (“Aurora” or the “Company”), together with the associated rights to purchase Common Shares issued and outstanding under the shareholder rights plan of the Company, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the expiry of the Offer, currently 11:59 p.m. (Mountain time) on December 4, 2026. The consideration per Common Share offered pursuant to the Offer is US$1.00 in cash and 0.4013 of a subordinate voting share of the Offeror, subject to a maximum value of US$6.00 per Common Share (together, the “Consideration”). The terms and conditions of the Offer are set out in the offer to purchase and take-over bid circular of the Offeror dated August 18, 2026 (the “Original Offer and Circular”), as varied by the notice of variation, change and extension of the Offeror dated October 6, 2026 (the “Notice of Variation” and, together with the Original Offer and Circular, the “Offer Documents”), and the related letter of transmittal and notice of guaranteed delivery, which have been filed and are available on SEDAR+ under the Company’s profile at www.sedarplus.ca.

Fort Capital has been retained to provide financial advice to the Company, including our opinion (the “Opinion”) to the special committee of independent directors of the board of directors of the Company (the “Special Committee”) and to the board of directors of the Company (the “Board”) as to the fairness, from a financial point of view, of the Consideration offered to the holders of Common Shares, other than the Offeror and its affiliates (the "Shareholders"), pursuant to the Offer.

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Engagement of Fort Capital

On July 7, 2026, the Offeror delivered to the Company a letter of intent in respect of a proposed acquisition of all of the Common Shares, following earlier unsolicited contact from the Offeror. Fort Capital was engaged by the Company pursuant to an agreement effective July 7, 2026 (the "Engagement Agreement") to act as financial advisor in connection with the Offer, the Company’s response to the Offer and the consideration of any alternative transaction. Under the terms of the Engagement Agreement, Fort Capital has agreed to provide the Company, the Special Committee and the Board with various advisory services in connection with the Offer including, among other things, the provision of the Opinion. Fort Capital previously delivered an opinion to the Special Committee and the Board dated September 1, 2026 in respect of the consideration offered under the Original Offer and Circular. Following the delivery of the Notice of Variation, Fort Capital has been asked to provide the Opinion in respect of the Consideration offered under the Offer, as varied.

Fort Capital will receive a fee for rendering the Opinion, and received a fee for rendering its opinion dated September 1, 2026, in each case payable without regard to the conclusion reached therein. Under the Engagement Agreement, we will also receive fees for advisory services provided to the Company which may be contingent on the Company arriving at an alternative transaction, or circumstances where no transaction is completed at all. In addition, the Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.

Credentials of Fort Capital

Fort Capital is an independent investment banking firm which provides financial advisory services to corporations, business owners, and investors. Members of Fort Capital are professionals that have been financial advisors in a significant number of transactions involving public and private companies in North America and have experience in preparing fairness opinions and valuations.

The Opinion represents the opinion of Fort Capital, the form and content of which have been approved for release by Fort Capital. While the Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Canadian Investment Regulatory Organization (“CIRO”), Fort Capital is not a member of CIRO and CIRO has not been involved in the preparation or review of the Opinion.

Independence of Fort Capital

Neither Fort Capital, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, the Offeror, or any of their respective associates or affiliates (collectively, the “Interested Parties”).

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Neither Fort Capital, nor any of our affiliates, has been engaged to provide any financial advisory services, nor has it participated in any financing, involving the Offeror or any of its associates or affiliates within the past two years. Fort Capital is and has been engaged by the Company from time to time to provide financial advisory services in the ordinary course of our business, including within the past two years and including in respect of matters other than the Offer, for which we have received or expect to receive customary fees. Fort Capital most recently received fees for advisory work in connection with the acquisition of Safari Flower Company in April 2026. Other than pursuant to our engagements with the Company, there are no understandings, agreements or commitments between Fort Capital and any of the Interested Parties with respect to future business dealings. Fort Capital may, in the future, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

The Company has represented to Fort Capital that, to the best of its knowledge, there have been no prior valuations (as that term is used in MI 61-101) of the Company or any material property of the Company made in the preceding twenty-four months.

Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

(a)	the Original Offer and Circular and the Notice of Variation;

(b)	the Company’s directors’ circular dated September 1, 2026, and a draft of the Company’s notice of change to that directors’ circular dated October 14, 2026 (together, the “Directors’ Circular”);

(c)	the shareholder rights plan of the Company;

(d)	annual financial statements and management’s discussion and analysis of the Company for each of the four years ended March 31, 2026, 2025, 2024 and 2023, and the interim financial statements and management’s discussion and analysis of the Company for the quarter ended June 30, 2026;

(e)	annual financial statements and management’s discussion and analysis of the Offeror for each of the three years ended December 31, 2025, 2024 and 2023, and the interim financial statements and management’s discussion and analysis of the Offeror for each of the quarters ended March 31, 2026 and June 30, 2026;

(f)	the annual information form and management information circular of the Offeror, and transcripts of the earnings calls of the Offeror in respect of the quarters ended March 31, 2026 and June 30, 2026;

(g)	certain publicly available information relating to the business, operations, financial condition and trading history of the Company and the Offeror and other selected public companies we considered relevant;

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(h)	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;

(i)	certain unaudited balance sheet information of the Company as at September 30, 2026 prepared or provided by management of the Company, consisting of cash, restricted cash, short-term investments and lease liability balances;

(j)	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

(k)	a summary prepared by management of the Company of the issued and outstanding Common Shares and the dilutive securities of the Company as at October 7, 2026;

(l)	discussions with management of the Company relating to the Company’s current business, plans, financial condition and prospects;

(m)	discussions with legal counsel to the Company and to the Special Committee;

(n)	public information with respect to selected precedent transactions involving Canadian and United States cannabis targets we considered relevant, and premiums paid in selected precedent transactions involving public company targets;

(o)	various reports published by equity research analysts and industry sources we considered relevant;

(p)	a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company; and

(q)	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

Fort Capital has not, to the best of our knowledge, been denied access by the Company to any information under the Company’s control requested by Fort Capital.

Fort Capital has not had access to any non-public information concerning the Offeror and has had no opportunity to assess the accuracy or completeness of any of the Offeror’s public disclosure relied upon by us in preparing the Opinion.

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Assumptions and Limitations

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, and have not assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information. We have assumed that forecasts, projections, estimates and budgets provided to us and used in our analyses were reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects. The forecasts, projections, estimates and budgets referred to above were prepared by or on behalf of management of the Company and furnished to Fort Capital, and Fort Capital has used and relied upon them in the analyses underlying the Opinion, including in the application of forward trading and transaction multiples and in the discounted cash flow analysis. Fort Capital has scrutinized the information provided, however we have relied upon it without independent verification and expresses no view as to the achievability of, or the assumptions underlying, any such forecast, projection, estimate or budget. Fort Capital has also had regard to estimates published by equity research analysts, which in some cases differed from those of management. These estimates are the work of third parties and have not been independently verified by Fort Capital and with respect to which Fort Capital expresses no view. The Opinion does not constitute, and should not be construed as, any assurance that any forecast, projection, estimate or budget will be realized or that actual results will not differ materially therefrom.

Senior officers of the Company have represented to Fort Capital in a letter of representation delivered on October 14, 2026, among other things, that: (i) the Information in respect of the Company or any of its subsidiaries provided to Fort Capital orally by, or in the presence of, an officer or employee of the Company, or in writing by the Company or any of its subsidiaries or any of its or their representatives in connection with our engagement was, at the date the Information was provided to Fort Capital, and is, as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act (Ontario)); and (ii) since the dates on which the Information was provided to Fort Capital, except as disclosed in writing to Fort Capital, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no change has occurred in the Information or any part thereof which would have or which could reasonably be expected to have a material effect on the Opinion.

In preparing the Opinion, we have made several assumptions, including that the disclosure provided or incorporated by reference in the Offer Documents and the draft Directors’ Circular that we reviewed, with respect to the Company, the Offeror and the Offer, is true, complete and correct in all material respects, and that the final version of the Directors’ Circular will not differ in any material respect from the draft Directors’ Circular that we reviewed. Fort Capital expresses no view as to whether the conditions of the Offer are, or are capable of being, satisfied or waived, or as to the likelihood that the Offer will be completed.

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The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company and the Offeror as they are reflected in the Information and as they have been represented to Fort Capital in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, Fort Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters which we believe to be reasonable and appropriate in the exercise of our professional judgment, many of which are beyond the control of Fort Capital or any party involved in the Offer.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company, the Offeror, or of any of their affiliates, and the Opinion should not be construed as such. The Opinion is not, and should not be construed as, advice as to the price at which the securities of the Company or the Offeror may trade at any time. Fort Capital was not engaged to review any legal, tax or regulatory aspects of the Offer and the Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its legal and tax advisors with respect to such matters. The Opinion addresses only the fairness of the Consideration, from a financial point of view, to the Shareholders, and does not address the fairness or adequacy of any other term or aspect of the Offer. In addition, the Opinion does not address the relative merits of the Offer as compared to any strategic alternatives that may be available to the Company.

Although the Offer is not a transaction governed by MI 61-101, Fort Capital has reviewed publicly available information concerning the Offeror, including the trading history and trading activity of its subordinate voting shares, and has considered the criteria for a "liquid market" under MI 61-101. Those criteria would be met in respect of the subordinate voting shares of the Offeror and, accordingly, Fort Capital is of the view that the trading price of those shares can be reasonably regarded as a proxy for their underlying value.

The Opinion is provided to the Special Committee and the Board for their exclusive use only in considering the Offer and may not be used or relied upon by any other person or for any other purpose without our prior written consent. The Opinion does not constitute a recommendation as to whether any Shareholder should tender their Common Shares to the Offer or act on any matter relating to the Offer. Except for the inclusion of the Opinion in its entirety and a summary thereof, in a form acceptable to us, in the Directors’ Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to, in whole or in part, without our prior written consent.

Fort Capital believes that our analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by us, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion of this nature is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

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The Opinion is rendered as of the date hereof and Fort Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Fort Capital after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Fort Capital reserves the right to change, modify or withdraw the Opinion.

Considerations in Arriving at the Opinion

In considering the fairness, from a financial point of view, of the Consideration offered to the Shareholders pursuant to the Offer, Fort Capital took into account that the Consideration comprises a fixed amount of cash and a fixed number of subordinate voting shares of the Offeror. Where the trading price of those shares exceeds a specified level, the number of shares issuable per Common Share is reduced such that the value of the Consideration does not exceed US$6.00 per Common Share; the Offer provides no corresponding adjustment, and no minimum value protection, if the trading price of those shares declines. The value ultimately received by Shareholders will accordingly depend on the trading price of the Offeror's subordinate voting shares at the time Common Shares are taken up under the Offer. Fort Capital has had regard to the nominal value of the Consideration derived by applying the exchange ratio provided for in the Offer to the trading price of the Offeror's subordinate voting shares as at October 9, 2026, together with the cash component of the Consideration, being US$4.74 per Common Share. Fort Capital does not express any formal view as to the value of the subordinate voting shares of the Offeror comprising part of the Consideration.

In arriving at the Opinion, Fort Capital reviewed, analyzed and considered ranges of implied value for the Common Shares derived on a standalone basis using comparable company trading multiples, including on the application of a change of control premium, precedent transaction multiples and a discounted cash flow analysis of the Company. In applying comparable company trading multiples and in preparing the discounted cash flow analysis, Fort Capital used and relied upon forecasts, projections and estimates prepared by management of the Company, which Fort Capital reviewed and discussed with management and which have not been publicly disclosed by the Company. Fort Capital placed primary reliance on comparable company trading multiples, and the ranges of implied value indicated by the discounted cash flow analysis were consistent with that approach.

Fort Capital had further regard, as points of reference, to target prices and estimates published by equity research analysts covering the Company, the historical trading range of the Common Shares, a comparison of the attributes brought to the combined business by Aurora relative to percentage ownership that Aurora shareholders would have under the Offer and the historical exchange ratio between the Common Shares and the subordinate voting shares of the Offeror. Fort Capital also took into account the Company's cash position and the absence of funded indebtedness, and the value inherent in the execution of management's business plan.

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Conclusion

Based upon and subject to the foregoing, Fort Capital is of the opinion that, as of the date hereof, the Consideration offered to the Shareholders pursuant to the Offer is inadequate, from a financial point of view, to the Shareholders.

Yours very truly,

FORT ADVISORY PARTNERS

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QUESTIONS?

REQUIRE ASSISTANCE?

Contact Us:

North American Toll-Free Phone Number:

1-800-749-9052

Website:

protectaurora.com

E-mail:

contactus@kingsdaleadvisors.com

Fax Number:

416–867–2339

Toll-Free Fax Number:

1–866–545–5580

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Call or Text Number: 416–623–4172

KINGSDALE Advisors